Exhibit 99.2

USANA Health Sciences, Inc.
April 26, 2022
Q1 2022 Management Commentary

Key Financial & Operating Highlights

●	First quarter net sales were $273 million as compared with $308 million during the first quarter of the prior year.
●	First quarter diluted EPS totaled $1.15 versus $1.45 during the first quarter of 2021.
●	Company revises fiscal 2022 net sales and diluted EPS outlook to $1.1 billion to $1.2 billion and $5.00 to $5.70, respectively.

Overview

Our first quarter financial performance was largely in-line with our internal expectations, although we experienced softer-than-anticipated Active Customers and net sales in several of our markets in Southeast Asia Pacific. This softness, however, was partially offset by growth in other key markets.

We typically experience slower sales during the Lunar New Year holiday in several markets and, consequently, we offer a variety of sales promotions during the holiday to help generate sales momentum. This year, the sales promotions we offered did not generate the level of sales activity to counter the holiday slowdown and fell short of sales generated from similar efforts in the prior-year quarter. This was particularly pronounced in our markets in Southeast Asia Pacific, notably in the Philippines and Malaysia. We believe the softness was largely attributable to disruption and fatigue from the COVID-19 environment. The top-line softness in the Southeast Asia Pacific sub-region, however, was somewhat offset by growth in other key markets, including the United States and South Korea.

Notwithstanding the softer sales performance, we continued to successfully execute our strategy to roll out more Active Nutrition products and enhance our onboarding programs and training tools. Our team continues to adapt in an ever-changing environment as we remain focused on executing our 2022 strategy designed to increase momentum in the business.

Inflationary pressures are being felt across key areas of our business and we continue to engage with our stakeholders to address and manage these costs accordingly. We remain steadfast and committed to strategic investments in the business to support long-term, sustainable growth.

We entered the second quarter recognizing we face a difficult financial comparison to the prior-year period, which included the short-term sales program that we offered across all markets in the second quarter of 2021. This year, we are offering similar short-term sales programs on a staggered basis throughout the year. As a result, we anticipate more balanced sales performance for the remainder of the year.

Notwithstanding the near-term challenges, particularly from the escalating COVID-19 situation in China, we remain confident in our global strategies and our long-term growth potential. We continue to evaluate and will adjust our strategy, as necessary, to support our team and Associates in our markets. We remain optimistic that we can deliver results for our stakeholders.

Q1 2022 Results

Consolidated Results
Net Sales	$272.9 million	● -11% vs. prior-year quarter ● -10% constant currency vs. prior-year quarter ● +2% constant currency sequentially ● -$2.8 million YOY FX impact, or -1%
Diluted EPS	$1.15	● -21% vs. prior-year quarter ● +12% sequentially ● Diluted shares of 19.5 million, -8% vs. prior-year quarter
Active Customers	552,000	● -11% vs. prior-year quarter

Balance Sheet and Share Repurchase Activity

We ended the quarter with $238 million in cash and cash equivalents after repurchasing 288,000 shares during the quarter, for a total of $25 million. Diluted shares outstanding totaled 19.5 million during the first quarter of 2022. As of April 2, 2022, the Company had approximately $83 million remaining under the share repurchase authorization.

Quarterly Income Statement Discussion

Gross margin decreased 10 basis points from the prior year to 81.2% of net sales. The decrease is attributed primarily to the negative impact of FX rates, inventory valuation adjustments, and increased material and labor costs. The cost pressures were offset, in part, by geographic sales mix and lower relative promotional sales during the current year quarter.

Associate Incentives increased 10 basis points from the prior year to 43.8% of net sales. The modest increase primarily reflects higher incentive and promotional expenses during the current year quarter.

Selling, General and Administrative expenses increased to 25.2%, or 210 basis points, as a percentage of net sales compared to prior year results. The increase is largely due to loss of leverage on lower year-over-year net sales. On an absolute basis, SG&A expenses decreased $2.8 million compared to the prior year, which can be primarily attributed to lower costs on current year sales and operating performance.

The effective tax rate of 32.5% increased from the 30.9% reported in the prior-year quarter, largely due to a change in distribution of pre-tax income generated by market.

Regional Financial Results

Asia Pacific Region
Net Sales	$218.4 million	● -13% vs. prior-year quarter ● -12% constant currency vs. prior-year quarter ● +3% constant currency sequentially ● 80% of consolidated net sales
Active Customers	422,000	● -11% vs. prior-year quarter ● -1% sequentially

Asia Pacific Sub-Regions
Greater China
Net Sales	$133.7 million	● -10% vs. prior-year quarter ● Constant currency net sales: -12%
Active Customers	255,000	● -8% vs. prior-year quarter ● Flat sequentially
North Asia
Net Sales	$29.9 million	● -1% vs. prior-year quarter ● Constant currency net sales: +7%
Active Customers	57,000	● -3% vs. prior-year quarter ● -2% sequentially
Southeast Asia Pacific
Net Sales	$54.7 million	● -24% vs. prior-year quarter ● Constant currency net sales: -21%
Active Customers	110,000	● -20% vs. prior-year quarter ● -4% sequentially

Greater China: Net sales and local currency sales in mainland China decreased 11% and 12% year-over-year, respectively, while Active Customers in this market decreased 8%. Sequentially, net sales in mainland China increased 8% and Active Customers were flat.

The operating environment in China has become increasingly more challenging due to the recent surge in COVID-19 cases, which has resulted in strict lockdowns and restrictions in several areas within this key market. However, despite these challenges, our team remains committed to supporting our staff and Associates as they navigate the current environment.

North Asia: South Korea continued to perform well in the first quarter, as net sales and local currency sales increased 1% and 9% year-over-year, respectively. On a sequential basis, net sales and local currency sales grew 3% and 5%, respectively. Our South Korea market continues to demonstrate resilience in a difficult COVID-19 operating environment.

Southeast Asia Pacific: Local currency net sales in Malaysia declined 27%, largely due to a challenging comparable given the high cadence of promotional activity in the prior-year quarter. Active Customers in this important market declined 17% year-over-year. Sequentially, net sales and Active Customers declined 13% and 8%, respectively. The Philippines, which has historically been a very strong market, experienced a difficult operating environment and reported disappointing sales and operating performance for fiscal 2021. Accordingly, we expect a tough year-over-year comparable in the first half of fiscal 2022 and hope to build momentum as the year progresses. Although local currency net sales declined 30% year-over-year, on a sequential basis, net sales increased 4% and Active Customers were flat.

Americas and Europe Region
Net Sales	$54.4 million	● -4% vs. prior-year quarter ● -3% constant currency vs. prior-year quarter ● -1% constant currency sequentially ● 20% of consolidated net sales
Active Customers	130,000	● -10% vs. prior-year quarter ● -2 % sequentially

Americas and Europe Region: Net sales in the United States increased 5% year-over-year while Active Customers in this market decreased 3%. Sequentially, net sales and Active Customers declined 3% and 2%, respectively. Canada experienced a 5% decline in both net sales and local currency net sales, and a 9% decrease in Active Customers. On a sequential basis, net sales declined 4% and Active Customers were flat.

Outlook and 2022 Operating Strategy

We are revising our consolidated net sales and earnings per share outlook for fiscal year 2022.

Fiscal Year 2022 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$1.100- $1.200 billion	$1.125 - $1.225 billion
Diluted EPS	$5.00 - $5.70	$5.25 - $6.00

Our revised outlook for the year reflects:

●	An unfavorable currency exchange rate impact on net sales of approximately $16 million (previously $16 million);
●	An estimated operating margin between 13.0% and 13.6% (previously 13.5% and 14.1%);
●	An annual effective tax rate of 32.5% (previously 32.5%); and
●	An annualized diluted share count of 19.3 million (previously 19.6 million).

Given the elevated uncertainty surrounding the COVID-19 environment in China, and the related lockdowns and operating restrictions in the China market, we are revising our fiscal 2022 outlook. We continue to anticipate year-over-year net sales growth in the back half of the year, albeit now at modestly lower levels than previously anticipated.

As previously indicated, we anticipate our operating margin will be pressured by higher-than-normal labor and supply chain costs. Therefore, our estimated operating margin is lower than historic annual levels.

Digital Strategy

During the quarter we made progress on key strategic initiatives for 2022 which are aimed at improving conversion rates, the customer onboarding process and enhancing Associate training tools. We are on track to rollout these new processes and updates in certain markets this quarter with further rollouts in additional markets planned for the back half of the year.

Product Strategy

We resumed the launch of our Active Nutrition line in the first quarter and plan to roll out new products throughout the year. This roll out is dependent on the operating environment in markets where these products will be sold, and we will adapt our introduction accordingly.

Business Development Strategy

We continue to assess growth opportunities that would strengthen, diversify, and grow our worldwide business. Our business development efforts are focused on: (i) overall nutrition; (ii) vertical integration; (iii) product and category expansion; and (iv) geographic expansion.

In closing, we continue to operate with a long-term mindset, and we remain optimistic on the long-term growth prospects for our business.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; geopolitical risks and conflicts such as the ongoing Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this Commentary should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investor contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@usanainc.com

Media contact:	Dan Macuga
Public Relations
801-954-7280